Exhibit 99.1

Brinker Resigns from Manpower Inc. Board of Directors to Take Post as U.S. Ambassador to Hungary

MILWAUKEE, Aug. 14 /PRNewswire/ -- Manpower Inc. (NYSE: MAN) today announced that Nancy Brinker has resigned from its Board of Directors in order to assume her new responsibilities as the United States Ambassador to the Republic of Hungary. Brinker was elected to the Manpower Board of Directors in July of 2000.

"We are very pleased that Nancy has been honored with this prestigious ambassadorship by President Bush, and we wish her the best of luck in her new position in Budapest,'' said Jeffrey A. Joerres, Chairman, CEO and President of Manpower Inc. "I am confident that she will be a great asset to the Bush Administration and their relationship with the Republic of Hungary.''

Joerres added, "We will begin searching immediately for a replacement to fulfill her term on our Board of Directors, which expires in 2003.''

Brinker was nominated for the Ambassador position by President George W. Bush on May 23, and confirmed by the U.S. Senate on August 3, 2001. She will be sworn in as the Ambassador in early September, and will leave immediately thereafter for Budapest. Her departure from the Manpower Board of Directors is effective immediately.

Brinker is founding chairman of the board of The Susan G. Komen Breast Cancer Foundation -- named in honor of her sister, Susie -- where she created the Race for the Cure® held today in 114 U.S. cities and four countries. The Komen Foundation is now one of the nation's largest cancer charities.

Manpower Inc. is a world leader in the staffing industry, providing workforce management services and solutions to customers through 3,800 offices in 59 countries. The firm annually provides employment to more than 2.7 million people worldwide and is an industry leader in employee assessment and training. Manpower also provides a range of staffing solutions, engagement and consulting services worldwide under the subsidiary brands of Brook Street, Elan, The Empower Group and Jefferson Wells. More information on Manpower Inc. can be found at the company's Web site, http://www.manpower.com